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                                                                    EXHIBIT 99.6

                  AMENDED AND RESTATED SECURED PROMISSORY NOTE
                                   (WATERFORD)


                                                         Los Angeles, California
         $458,847.95                                     as of June 1, 1996

         This Amended and Restated Secured Promissory Note amends and restates in its entirety that certain Promissory Note Secured by Mortgage in the principal amount of $325,000.00 dated as of January 13, 1993 as made by Angeles Partners XIV, a California limited partnership, to Angeles Mortgage Investment Trust, a California business trust, and previously amended by that certain Note Modification Agreement dated October 10, 1994, as follows:

         FOR VALUE RECEIVED, the undersigned, Angeles Partners XIV, a California limited partnership ("Borrower"), promises to pay to the order of Angeles Mortgage Investment Trust, a California business trust, or its assigns (the "Holder"), the principal sum of Four Hundred Fifty-Eight Thousand, Eight Hundred Forty-Seven Dollars and Ninety-Five Cents ($458,847.95), with interest on the unpaid balance thereof at the rate of 12% per annum, compounded monthly, commencing on the date hereof and continuing thereafter until paid in full.

         Borrower shall pay to Holder on March 15 and October 15 of each year during the remaining term of this Note, commencing October 15, 1996, a payment equal to the Net Cash Flow, if any, generated by the real property owned by Waterford Square Apartments, a California general partnership (the "Waterford Partnership") on or from the real property owned by the Waterford Partnership and located at 201 Queensbury Drive, Huntsville, Alabama (the "Waterford Property"). The term "Net Cash Flow" as used herein shall mean: All gross revenues generated by and from the ownership, use, or rental of the Waterford Property and the apartment complex located and operated thereon generated during the prior six (6) months, including, but not limited to, rents, issues and profits generated by the Waterford Property, laundry facilities, vending machines, et cetera, less (i) ordinary and necessary operating expenses incurred during the applicable six (6) month period with regard to ordinary maintenance and repair and the operation of- the apartment complex on the Waterford Property, (ii) monthly debt- service due to Washington Capital Associates, Inc. ("Washington") on the obligations secured by the existing first priority mortgage on the Waterford Property, and (iii) such capital improvement costs as may be budgeted by the Waterford Partnership's asset management group, submitted to Holder for review no later than thirty (30) days prior to the commencement of the applicable fiscal year and pre-approved by Holder in writing prior to the time that such capital improvement is undertaken.(1)

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(1)      Provided, however, that in the event of an "Emergency" (defined below), the Waterford Partnership may make corrective expenditures not provided for in the budget, so long as the Waterford Partnership or Borrower notifies Holder the occurrence of such Emergency, and the related expenditures, as promptly as is reasonably possible. As used herein, an Emergency shall mean an event or occurrence which (i) threatens human safety (ii) constitutes a breach of implied warranty of habitability applicable to the premises or (iii) poses an imminent treat of physical damage to the premises or any part thereof.




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         Borrower shall pay all principal and accrued unpaid interest on the earlier of:

                  (1) March 1, 1998;

                  (2) default by the Waterford Partnership under the terms of the promissory note and/or mortgage (or any related agreement or amendment or modification thereto or refinance thereof) (collectively the "Washington Loan Documents") entered into between Washington and the Waterford Partnership which mortgage constitutes a lien on the Waterford Property to secure the loan ("Washington Loan") evidenced by the Washington Loan Documents;

                  (3) sale of the Waterford Property;

                  (4) sale or refinance of Borrower's interest (beneficial or otherwise) in the Waterford Partnership;

                  (5) any breach by Borrower of any covenant contained in that certain Master Agreement or the Security Agreement and Assignment entered into simultaneously herewith between Borrower and Holder;

                  (6) any covenant, representation or warranty of Borrower or the Waterford Partnership contained in said Master Agreement is breached or determined by Holder to be false;

                  (7) default by Borrower in its obligations under the Amended and Restated Secured Promissory Note (Glenwood) dated June 1, 1996 in the original principal sum of $1,915,127.94 executed by Borrower in favor of Angeles Mortgage Investment Trust.

         Borrower agrees that, so long as any sums are outstanding hereunder, Borrower's or the Waterford Partnership's payment of any revenues generated by the Waterford Property to any other partner in Borrower (other than asset management fees with regard to the Waterford Property paid to Angeles Realty Corporation II or its affiliates in an amount no greater than $30,000.00 per year), or to Angeles Acceptance Pool, L.P., or any affiliate of Borrower, or any affiliate of Borrower's general partner, or any affiliate of Insignia Financial Group, Inc. shall constitute a default hereunder and shall cause all sums outstanding hereunder to become immediately due and payable without notice or demand.

         Should any sum due hereon not be paid when due, said past due sums shall thereafter bear interest at the highest non-usurious rate permitted by law, or, if none is applicable, 18% per annum (the "Default Rate"). Borrower acknowledges and agrees that the loan evidenced by this Note was made by Holder and used by Borrower solely for Borrower's business purposes.

         All agreements between Borrower and Holder are expressly limited so that in no contingency or event whatsoever, whether by reason of payment of extension, loan, or commitment fees, of advancement of proceeds, acceleration of maturity of the unpaid principal balance hereof or otherwise, shall the amount paid or agreed to be paid to the holder for the use, forbearance or detention of the principal amount hereof exceed the maximum legal rate



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permissible under any law which a court of competent jurisdiction may deem applicable hereto. If, from any circumstance whatsoever, fulfillment of any provision of this Note at the time performance of such provision shall be due, shall involve transcending the maximum legal rate of interest prescribed by law which a court of competent jurisdiction may deem applicable hereto or thereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such maximum rate, and if from any circumstance the holder shall ever receive as interest an amount which would exceed said maximum legal rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest; to the extent that such excessive amount exceeds the unpaid principal balance hereon, Holder shall refund it to Borrower. In determining whether excessive interest would be charged hereon, to the extent permitted by applicable law all sums paid or agreed to be paid to the holder for the use, forbearance, or detention of the indebtedness evidenced hereby outstanding from time to time shall be pro rated, amortized, allocated and spread from the date of disbursement of the proceeds of this Note until payment in full of the unpaid principal sum so that the actual rate of interest on account of such indebtedness in uniform throughout the term hereof. This provision shall control every other provision of all agreements between Borrower and Holder.

         This Note may be prepaid, either in full or part, without penalty.

         The acceptance by Holder of any payment hereunder which is less than payment in full of any amount due and payable by the time of such payment shall not constitute a waiver of the right to exercise any option, right, or remedy at that time or at any subsequent time, nor shall it nullify any prior exercise of any such option, right, or remedy without the express written consent of the holder.

         All payments on this Not e shall be applied first to the payment of principal, and the remainder thereof shall be applied to the reduction of the accrued but unpaid interest due on this Note.

         Borrower hereby waives diligence and the right to plead any statute of limitations, presentment, grace, protest and demand, and also notice of protest, demand, dishonor and non-payment of this Note, and any and all moratorium, appraisement, exemption and homestead rights now provided or which may hereafter be provided by any federal or state statute including, but not limited to, exemptions provided by or allowed under the Bankruptcy Code, both as to itself personally and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof. Time is of the essence of each and every provision herein.

         All amounts payable hereunder are payable in immediately available U.S. funds, without set off or deduction. Any payment received by Holder after 12:00 noon, Pacific Standard Time (or Pacific Daylight Time, when appropriate) should be considered for all purposes (including the calculation of interest and late charges) as having been made on the next following day which is not a Saturday, Sunday, or legal holiday ("business day"); if the date for any payment hereunder falls on a day which is not a business day, then, for all purposes of this Note, the same shall be



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deemed to have fallen on the next following business day, and such extension of time shall in such case be included in the computation of interest.

         Borrower agrees to pay to Holder All costs and attorneys' fees incurred by Holder in enforcing its rights and remedies hereunder or under any agreement executed in connection herewith.

         Payments on this Note, as well as any notices to Holder, are to be mailed or delivered to Holder whose address for this purpose is 340 N. Westlake Boulevard, Suite 230, Westlake Village, California 91362, or to such other place as Holder may from time to time direct by written notice to Borrower.

         This Note shall be construed according to the laws of the State of California. Borrower hereby submits to personal jurisdiction in said State for the enforcement of its obligations hereunder and waives any and all personal rights under the law of any other jurisdiction to object to such personal jurisdiction within said State of California.

         This Note may not be changed orally but only by an agreement in writing signed by the party against whom such change is sought to be enforced.

         This Note is secured by all of Borrower's interest (beneficial or otherwise) in the Waterford Partnership and is delivered pursuant to the Master Agreement entered into among Borrower, Holder, and the Waterford Partnership simultaneously herewith.

         If any provision hereof is declared to be invalid or unenforceable, it is the intention of Borrower and Holder that the remainder of this document, or, if applicable, the remainder of the invalid or unenforceable clause, sentence, or paragraph, shall be valid and enforced to the fullest extent permitted.

         Notwithstanding any other provision herein, except as hereinafter provided, no partner in the Borrower shall have any personal liability hereon, and in the event of default, holder's recourse shall be limited to the Waterford Property and the other assets of the Borrower, and no deficiency judgment shall be sought or obtained against any partner in the undersigned. If Borrower shall default hereunder, the first sentence of this paragraph shall not be construed to affect in any manner the right of the holder to fully enforce all security rights reserved or granted by the Security Agreement and Assignment executed simultaneously herewith.

                                ANGELES PARTNERS XIV,
                                a California limited partnership

                                By: Angeles Realty Corporation II, a California
                                    corporation, Its General Partner



                                    By:  /s/ Robert D. Long, Jr.
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                                    Its: Vice President
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